United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-19618

                        First Community Bancshares, Inc.
             (Exact name of registrant as specified in its charter)

                 136 East Harriman, Bargersville, Indiana 46106
                                 (317) 422-5171
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                       n/a
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(i)   [X]
        Rule 12g-4(a)(1)(ii)  [ ]                Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]                Rule 12h-3(b)(2)(ii)  [ ]
                                                 Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 225

Pursuant to the requirements of the Securities Exchange Act of 1934 First Community Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 12, 2003            By: /s/ James Saner
                                    -----------------------------------------
                                    President, MainSource Financial Group, Inc.,
                                    successor by merger to First Community
                                    Bancshares, Inc.